UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2026

The Hartford Insurance Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
The Hartford Insurance Group, Inc.
One Hartford Plaza, Hartford, Connecticut 06155
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (860) 547-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HIG	The New York Stock Exchange
6.10% Notes due October 1, 2041	HIG 41	The New York Stock Exchange
Depositary Shares, Each Representing a 1/1,000th Interest in a Share of 6.000% Non-Cumulative Preferred Stock, Series G, par value $0.01 per share	HIG PR G	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2026, The Hartford Insurance Group, Inc. (the "Company") announced Christopher J. Swift’s decision on September 30, 2026 to resign as Chief Executive Officer (“CEO”) of the Company, effective March 1, 2027. Mr. Swift will assume the role of Executive Chair, continuing to serve as chair of the Company’s Board of Directors (the “Board”) and providing other services to the Company, as described below. He intends to step down from his role as Executive Chair in the second half of 2027. In addition, the Company announced that A. Morris Tooker has been appointed CEO of the Company, effective March 1, 2027.

On September 30, 2026, the Board also elected Mr. Tooker as a director of the Company, effective October 1, 2026. Mr. Tooker will serve as a member of the Board’s Finance, Investment and Risk Management Committee ("FIRMCo"). He will not receive compensation for service on the Board or FIRMCo.

Mr. Tooker, 57, has served as the Company's President since February 1, 2025, overseeing the Company’s Business Insurance, Personal Insurance, Employee Benefits, claims, risk services, and sales and distribution organizations. He previously served as Executive Vice President and Head of Commercial Lines from March 2024 to January 2025; Executive Vice President and Head of Middle & Large Commercial, Global Specialty and Sales and Distribution from November 2022 to February 2024; and Executive Vice President and Head of Middle & Large Commercial from March 2019 to October 2022. He joined the Company in 2015 as chief underwriting officer. Prior to joining the Company, Mr. Tooker served as president of General Reinsurance Corporation, where he was responsible for the company's global P&C reinsurance business.

There are no arrangements or understandings between Mr. Tooker and any other person pursuant to which he was selected as an officer. Mr. Tooker has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Board approved a target total annual compensation opportunity, effective as of March 1, 2027, for Mr. Tooker of $12 million, based on market data for CEOs at peer companies. This includes a base salary of $1.1 million, an annual incentive plan (“AIP”) award target of $2.75 million and a long-term incentive (“LTI”) award target of $8.15 million.

The Company entered into a Transition Agreement (the “Agreement”) with Mr. Swift pursuant to which, effective March 1, 2027, he will cease serving as CEO and will remain employed by the Company, assuming the role of Executive Chair. In this position, he will continue to serve as chair of the Board while providing advisory services to management and the Board. Until March 1, 2027, Mr. Swift will continue to serve as CEO and receive his existing compensation, including an AIP award for 2026 and a portion of the 2027 performance year, determined by the independent directors of the Board based on his performance as CEO. Effective March 1, 2027, Mr. Swift will receive an annual base salary of $1.2 million as well as his existing benefits and perquisites until his employment terminates under the terms of the Agreement. Starting March 1, 2027, Mr. Swift will be eligible for a 2027 AIP award based on a target opportunity of $2.4 million, with the prorated payout determined based on Company performance. Mr. Swift will also receive a 2027 LTI award with a target value of $7.4 million. Upon termination of his employment, Mr. Swift's outstanding stock options and performance share awards will receive retirement treatment in accordance with the terms of the applicable award agreements and the Company’s LTI plan. Mr. Swift will not receive any additional compensation for his service as Executive Chair or as a member of the Board.

The foregoing summary of the terms of Mr. Swift’s employment arrangement does not purport to be complete and is qualified in its entirety by reference to the full text of Mr. Swift’s Transition Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

Item 7.01    Regulation FD Disclosure

On September 30, 2026, the Company issued a press release regarding the events described in Item 5.02 above.

The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits

Exhibit No.

99.1	Press Release of The Hartford Insurance Group, Inc. dated September 30, 2026.

101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Insurance Group, Inc.

September 30, 2026	By:	/s/ Donald C. Hunt
Name: Donald C. Hunt
Title: Executive Vice President and General Counsel